Exhibit 10.2

Execution Copy

ASSIGNMENT AGREEMENT

This Assignment Agreement (“Agreement”) is entered into as of August 6, 2018 (“Effective Date”) between Cleveland BioLabs, Inc., a Delaware corporation (“CBLI”) and Genome Protection, Inc., a Delaware corporation (“GPI”).

Background
CBLI and Everon BioSciences, Inc., a New York corporation (“Everon”) see a mutually beneficial opportunity in establishing a new company to pursue the development and commercialization of drugs for the prevention and treatment of aging and age-related diseases in humans. CBLI and Everon have caused GPI to be formed for the purposes of pursuing such opportunities.

CBLI is making a capital contribution to GPI pursuant to the certain Contribution and Subscription Agreement effective as of the Effective Date, pursuant to which CBLI is making an assignment of certain CBLI patent rights and related intellectual property and is granting GPI an exclusive license (or sublicense) of certain other CBLI patent rights and related intellectual property rights as well as the supply of certain products pursuant to this Agreement.

This Agreement sets forth the terms and conditions of the assignment that constitutes integral part of CBLI’s capital contribution to GPI.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CBLI and GPI agree as follows:

1. DEFINITIONS.

1.1 Defined Terms. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meaning set forth below.

“Affiliate” means with respect to either party, any Person so long as such Person that, directly or indirectly, is controlled by, controls or is under common control with such party. For purposes of this definition only, “control” means, with respect to any Person, the direct or indirect ownership of more than fifty percent (50%) of the voting or income interest in such Person (or such lesser maximum percentage permitted in those jurisdictions where majority ownership by foreign entities is prohibited) or the possession otherwise, directly or indirectly, of the power to direct the management or policies of such Person.

“Applicable Laws” means any national, supra-national, federal, state or local laws, treaties, statutes (including the FD&C Act), ordinances, rules and regulations, including any rules, regulations, guidance or guidelines having the final and binding effect of law, or requirements of Regulatory Authorities, national securities exchanges or securities listing organizations, government authorities, courts, tribunals, agencies other than Regulatory Authorities, legislative bodies and commissions that are in effect from time to time during the term of the Agreement. For clarification, Applicable Laws include then-current and applicable good laboratory, medical, clinical and manufacturing practices.

“BLA” means a biologicals license application, as defined in the FD&C Act, or any equivalent document filed with the FDA and necessary for the commercial distribution of a biologicals product for humans or any application or other documentation filed with any Regulatory Authority of a country other than the U.S. required for commercial distribution of any biologicals product for humans in that country.

“Business Day” means any day other than a Saturday, a Sunday, or a national holiday in the United States.

“CBLI Field” means the prevention or treatment of any disease or condition in humans that is caused by the recent exposure to ionizing radiation including mitigation and prevention of Acute Radiation Syndrome (as defined by the Center for Disease Control and Prevention) and concurrent radiation treatment of humans or animals diagnosed with oncological conditions at the time of treatment to treat this condition. For the avoidance of doubt, it is understood and agreed that the CBLI Field shall not include (i) prevention or treatment of sickness, diseases, disorders, and frailties caused by prior exposure to radiation treatment of cancer, and (ii) prevention or treatment of any disease, disorder or frailty in humans that are “cancer survivors” (i.e., persons who has completed initial cancer management and has no apparent evidence of active disease).

“CBLI Intellectual Property” means Know-How that is Controlled by CBLI or its Affiliates during the term of this Agreement and that is reasonably necessary or useful for or directly related to the Development, Manufacture or Commercialization of the Covered Products. The term CBLI Intellectual Property does not include (a) any Know-How, which is, as of the Effective Date or later becomes, generally available to the public, excluding CBLI Confidential Information or Know-How Controlled by CBLI or its Affiliates that is publicly disclosed by a Third Party without the consent of CBLI, and Know-How included in CBLI Patent Rights

“CBLI Patent Rights” means those Patent Rights that Cover CBLI Intellectual Property and are Controlled by CBLI or its Affiliates at any time during the term of this Agreement. CBLI Patent Rights as of the Effective Date are listed in Schedule A and Schedule B which shall be updated in writing from time to time, at least annually, during the term of this Agreement.

“Commercially Reasonable Efforts” means (a) with respect to any objective of any party, commercially reasonable, diligent, good faith efforts to accomplish such objective as such party would normally use to accomplish a similar objective under similar circumstances; and (b) with respect to any objective relating to the Development or Commercialization of any Covered Product for any indication by any party, efforts and resources normally used by such party with respect to a product owned by such party or a product for which such party is granted by a Third Party an exclusive right to develop and commercialize which is of similar market potential at a similar stage in the development or life of such product, taking into account issues of safety, efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the product, the regulatory structure involved, profitability of the product and other relevant commercial factors. Commercially Reasonable Efforts shall be determined on a market-by-market and indication-by-indication basis for a particular Covered Product, and it is anticipated that the level of effort may be different for different markets and may change over time, reflecting changes in the status of the Covereds and the indications and/or market(s) involved.

“Commercialization” means any and all activities of importing, exporting, marketing, promoting, distributing, offering for sale and selling a Covered Product, which may include clinical trials that are not mandated by a Regulatory Authority to support an application to obtain or maintain Regulatory Approvals for the Covered Product, and pre-launch and market preparation activities (if any) after Regulatory Approval of a Covered Product and prior to commencement of sales of a Covered Product, which may include clinical trials that are not mandated by a Regulatory Authority to support an application to obtain or maintain Regulatory Approvals for the Covered Product, and pre-launch and market preparation activities (if any) after Regulatory Approval of a Covered Product and prior to commencement of sales of a Covered Product (“Voluntary Clinical Trials”). When used as a verb, Commercialize means to engage in Commercialization.

“Confidential Information” means any proprietary or confidential information of either party or any of its Affiliates (including all GPI Intellectual Property and all CBLI Intellectual Property) disclosed to the other party or any of its Affiliates pursuant to this Agreement. Confidential Information shall not include information which: (a) is known to the receiving party or any of its Affiliates, as evidenced by the receiving party’s competent records, before receipt thereof under this Agreement; (b) is disclosed to the receiving party or any of its Affiliates by a third person who is under no obligation of confidentiality to the disclosing party hereunder with respect to such information and who otherwise has a right to make such disclosure; (c) is or becomes generally known in the public domain or available to the public through no fault of the receiving party; or (d) is independently developed or acquired by or on behalf of the receiving party or any of its Affiliates, as evidenced by the receiving party’s competent records, without access to such information.

“Control or Controlled” means, with respect to any intellectual property right, the possession (whether by ownership or license) by a party or an Affiliate thereof of the ability to grant to the other party access or a license as provided herein under such intellectual property right without violating the terms of any agreement or other arrangements between such party or its Affiliate and any Third Party existing before, or acquired after, the Effective Date.

“Cover” means (a) with respect to a granted patent, a Valid Claim thereof would be infringed in the absence of a right, authorization, consent or license with respect to such claimed subject matter, or (b) with respect to a patent application that has not been granted, a Valid Claim thereof, that if granted, would be infringed in the absence of a right, authorization, consent or license with respect to such claimed subject matter.

“Covered Product(s)” means any product the Development, Manufacture, use or sale of which is covered by the CBLI Patent Rights or makes use of any CBLI Intellectual Property.

“Development” means the research and development of any Covered Product, including all aspects of all activities that are necessary to enable the filing of an IND for a Covered Product as well as those activities occurring from and after the filing of an IND, through and including obtaining Regulatory Approval of a BLA and any other Regulatory Approvals required for the Manufacture and Commercialization of such Covered Product in a country. Development includes performance of clinical trials that are required by a Regulatory Authority as a condition to obtaining or maintaining Regulatory Approvals for the Covered Product. When used as a verb, Develop means to engage in Development. For clarification, Voluntary Clinical Trials are not included in Development.

“FDA” means the United States Food and Drug Administration, or any successor thereto.

“FD&C Act” means the United States Federal Food, Drug and Cosmetic Act of 1938 and applicable regulations promulgated thereunder, as amended from time to time.

“First Commercial Sale” of a Covered Product means the first transfer by CBLI, its Affiliates or sublicensees for value in an arms’-length transaction to an independent Third Party distributor, agent or end user in a country within the Territory after obtaining all Regulatory Approvals necessary for such transfer in such country. For the avoidance of doubt, sales prior to receipt of all Regulatory Approvals necessary to commence regular commercial sales, such as so-called “treatment IND sales”, “named patient sales”, “compassionate use sales”, or use under the ATU system in France and/or the International Pharmi system in Europe shall not be construed as a First Commercial Sale.

“IND” means an investigational new drug application, as defined in the FD&C Act, filed with the FDA and necessary for beginning clinical trials of any product in humans or any equivalent application or other documentation filed with any Regulatory Authority of a country other than the U.S. required to begin clinical trials of any product in humans in that country.

“Know-How” means discoveries, observations, inventions, know-how, knowledge, trade secrets, techniques, technology, skill, experience, specification, methodologies, modifications, improvements, works of authorship, designs and data (including pharmacological, biological, chemical, biochemical, toxicological, regulatory, analytical, quality control and stability data) (whether or not protectable under patent, copyright, trade secrecy or other laws).

“Manufacturing” means any and all activities related to the production of a Covered Product Developed and/or Commercialized under this Agreement. Manufacturing shall include: (a) technical and process development activities in connection with development of the manufacturing or production process for Covered Products and scale-up of such process; (b) manufacturing, production and packaging activities; (c) quality assurance activities; (d) testing activities, including stability testing and conformance testing; and (e) any and all other activities required to release manufacturing lots of Covered Product. When used as a verb, Manufacture means to engage in Manufacturing.

“Major Market Countries” means the U.S., France, Germany, Italy, Japan, Spain, and the United Kingdom.

“Net Sales” means, with respect to any Covered Product in CBLI Field the aggregate gross amount invoiced by CBLI, its Affiliates or any of its sublicensees, to unaffiliated Third Party distributors or agents (in each case, who are not sublicensees), or end users in the Territory for the sale or transfer for value of the applicable Covered Product less the following deductions:
(a) trade, quantity and cash discounts and rebates allowed to and taken by customers;
(b) refunds, chargebacks and any other allowances actually paid to or taken by customers, including those granted to managed care entities;
(c) amounts separately and actually credited to customers for Covered Product, returns, credits or allowances;
(d) rebates actually paid or credited to any governmental agency (or branch thereof) or to any third party payor, administrator or contractee (such as those in respect of any state or federal Medicare, Medicaid or similar programs);
(e) discounts mandated by, or granted to meet the requirements of, applicable state, provincial or federal law, paid or credited to a wholesaler, purchaser, Third Party or other contractee including required chargebacks and retroactive price reductions;
(f)  packing, transportation, freight, handling, postage charges and other charges such as insurance relating thereto that are separately billed to the customer or prepaid;
(g) sales, excise, value added, turnover, use and other like taxes or customs duties paid and any other governmental charges, excluding net income tax, imposed upon the sale of the applicable Covered Product, and that portion of the annual fee on prescription drug manufacturers imposed by the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (as amended) in U.S. or equivalent law or regulations in other countries, that CBLI, its Affiliates or (sub)licensees, as applicable, allocate to sales of such Covered Product in accordance with CBLI’s, its Affiliates’ or (sub)licensees’ standard policies and procedures consistently applied across its products, as applicable;
(h) any sales, credits or allowances given or made with respect to the Covered Product for patient assistance, indigent patient, clinical trial and any unpaid compassionate or named patient, charitable or humanitarian programs; and
(i) the actual amount of any write-offs for bad debt relating to such sales during the period in which CBLI, its Affiliates or any sublicensee has the obligation to pay a royalty.

The amounts of any deductions taken pursuant to clauses (a) through (i) shall be determined from books and records maintained in accordance with U.S. GAAP. This definition of Net Sales shall be updated as needed from time to time as appropriate to reflect changes required by (x) the adoption by CBLI, as part of its ordinary business practices, consistently applied, of accounting standards other than GAAP or as required by law, or (y) GAAP so long as CBLI is utilizing GAAP as its accounting standard. Net Sales shall not include revenue received by CBLI or any of its Affiliates from transactions with an Affiliate, where the Covered Product in question will be resold to an independent third‑party distributor or agent (in each case, who is not a sublicensee) or end user by the Affiliate where such revenue received by the Affiliate from such resale is included in Net Sales. Revenue received by CBLI (or any of its Affiliates) from transactions with an Affiliate, where the Covered Product in question is used by the Affiliate solely for such Affiliate’s internal purposes shall also be included in Net Sales at a price equal to the fair market value of such transfer(s).

In the event the applicable Covered Product is sold as part of a combination product, or as part of a bundled product or as part of a delivery system, the Net Sales from the combination product, bundled product or delivery system, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales (as defined above) of the combination product by the fraction, A/(A+B) where A is the average sale price of the Covered Product when sold separately in finished form and B is the average sale price of the other product(s) or system sold separately in finished form or where A+B is the average sale price of the product(s) and the delivery system together, as the case may be. In the event that such average sale price cannot be determined for both the Covered Product and such other product(s) or system in combination, Net Sales for purposes of determining royalty payments shall be calculated using a mutually agreed method. CBLI shall propose a method to GPI, which method shall be consistent with the method of accounting normally employed by CBLI in similar cases and GPI shall review such method and either approve it or propose modifications. If the parties are unable to agree on such method, Net Sales for purposes of determining royalty payments of the combination product, bundled product or delivery system shall be based on the relative fair market value of the Covered Product and such other product(s) or system in the combination product, which relative fair market value shall be determined in accordance with the provisions of Section 11.

“Patent Rights” means any and all (a) issued patents and (b) pending patent applications, including all provisional applications, substitutions, divisionals, continuations, continuations-in-part, renewals, and all letters of patent granted with respect to any of the foregoing, (c) patents of addition, restorations, reissues, extensions, supplementary protection certificates, registration or confirmation patents, patents resulting from post-grant proceedings, re-examinations; (d) inventor’s certificates; and (e) other forms of government issued rights substantially similar to any of foregoing, in each any country in the Territory.

“Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, limited liability partnership, unincorporated organization, government (or any agency or political subdivision thereof) or other legal entity or organization, other than CBLI or GPI.

“Phase II Clinical Trial” means any efficacy clinical study of a Covered Product in CBLI Field in human patients of such Covered Product in CBLI Field that would satisfy the requirements of 21 C.F.R. §312.21(b) that are sponsored by CBLI and necessary to file a BLA in respect of the Covered Product in the CBLI Field in the Territory.

“Phase III Clinical Trial” means any indication-supporting pivotal clinical study of a Covered Product in CBLI Field in human patients with the disease target being studied that would satisfy the requirements of 21 C.F.R. §312.21(c) that are sponsored by CBLI and necessary to file a BLA in respect of the Covered Product in the CBLI Field in the Territory.

“Regulatory Approvals” means, for any country in the Territory, those authorizations by the appropriate Regulatory Authority(ies) required for the Manufacture and Commercialization of the Covered Product(s) in such country, including Price and Reimbursement Approval at a level acceptable to GPI.

“Regulatory Authority” means any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity in the Territory, with authority over the distribution, importation, exportation, Manufacture, production, use, storage, transport, clinical testing or sale of a Covered Product, including the FDA.

“Regulatory Filing” means all applications, filings, dossiers and the like submitted to a Regulatory Authority in the Territory for the purpose of obtaining a Regulatory Approval from such Regulatory Authority.

“Territory” means all the countries of the world.

“Third Party” means any Person other than the parties hereto or their respective Affiliates.

“Valid Claim” means a claim of a granted patent which has not been disclaimed, abandoned or surrendered or declared invalid or unenforceable in a final, unappealable or unappealed decision of a judicial or administrative court, government agency or patent office of appropriate jurisdiction.

1.2 Other Defined Terms. The following terms shall have the meanings set forth in the section appearing opposite such term:
“AAA”                    Section 11.2(a)
“Acting Party”                 Section 6.2(d)
“Agreement”                Recitals
“Arbitration Request”            Section 11.2(a)
“Assigned Technology”            Section 2.1(a)
“Auditor”                    Section 5A.6(a)
“Bankruptcy Code”            Section 2.1(e)
“CBLI”                    Recitals
“CBLI Development Activities”         Section 4.1
“Effective Date”                Recitals
“GPI”                    Recitals

“Indemnified Party(ies)”            Section 9.2
“Indemnifying Party”            Section 9.2
“Losses”                    Section 9.2
“Payment Report”                Section 5A.5(a)
“Required Third Party License”        Section 5A.2(b)
“Royalty Payment”            Section 5A.5(a)
“Royalty Term”                Section 5A.2(c)
“Recipient”                Section 7.1(b)
“Representatives”                Section 12.5
“Responding Party”            Section 7.2(a)
“Submitting Party”            Section 7.2(a).

2. ASSIGNMENT; LicenseS; Proprietary RightS

2.1 Assignment; License-Back. (a) Subject to the terms of this Agreement, CBLI hereby assigns, transfers, conveys and delivers to GPI, and GPI hereby accepts all and every right, title and interest of CBLI in and to the CBLI Patent Rights listed in Schedule A and Schedule B, together with all ancillary rights thereto, including the right to sue for damages by reason of past infringement of any such rights; and the CBLI Intellectual Property owned by CBLI that relates directly to such CBLI Patent Rights (collectively, the “Assigned Technology”).

(b) Subject to the terms of this Agreement, GPI hereby grants to CBLI, and CBLI hereby accepts, an exclusive, irrevocable, perpetual, license, with the right to grant sublicenses in accordance with Section 2.1(c), under the Assigned Technology to Develop, Manufacture, Commercialize, make, have made, use, have used, offer for sale, sell, have sold and import Covered Products in the CBLI Field in the Territory. The fee and royalty obligations with respect to the license granted under this Section 2.1(b) are specified in Section 5A.

(c) The right of CBLI to grant sublicenses under Section 2.1(b) is subject to the requirement that each such sublicense shall be in writing and shall include provisions (i) acknowledging that such sublicense is subject to the applicable license(s) granted hereunder and (ii) requiring each sublicensee to perform all applicable obligations of CBLI hereunder in the applicable portion of the Territory (specifically including the obligation to make reports at least the same extent as required under this Agreement). CBLI shall at all times remain responsible for the performance of any of its sublicensees. In the event that CBLI (including a CBLI Affiliate) grants a sublicense to a Third Party, CBLI shall provide a copy of such sublicense it enters into to GPI promptly following execution with redaction of CBLI’s sensitive information, provided that such redactions shall not prevent GPI from determining that the sublicense conforms to the requirements imposed under this Agreement for the protection of GPI.

(d) Reserved.

(e) The licenses granted under Section 2.1(b) shall be treated as licenses of rights to “intellectual property” (as defined in Section 101(56) of Title 11 of the United States Code, as amended (the “Bankruptcy Code”)) for purposes of Section 365(n) of the Bankruptcy Code. The parties agree that the party holding the license from the other party may elect to retain and may fully exercise all of its rights and elections under the Bankruptcy Code, provided that it abides by the terms of this Agreement.

(f) CBLI shall mark or have marked all containers or packages of Covered Products that are the subject of the licenses granted under this Section 2.1 in accordance with the patent marking laws of the jurisdiction in which such Covered Products are Manufactured or Commercialized.

2.2 Proprietary Rights. This Agreement does not convey to CBLI any rights in any intellectual property or Patent Rights of GPI by implication, estoppel or otherwise except for the rights expressly granted in Section 2.1(b). Title to the intellectual property or Patent Rights of GPI shall at all times remain vested in GPI. This Agreement does not convey to GPI any rights in any CBLI Intellectual Property, CBLI Patent Rights or any other intellectual property or Patent Rights of CBLI by implication, estoppel or otherwise except for the rights expressly granted in Section 2.1(a).

Title to the CBLI Intellectual Property, CBLI Patent Rights, and any other intellectual property or Patent Rights of CBLI shall at all times remain vested in CBLI.

3. reserved

4. Development; COMMERCIALIZATION; REGULATORY MATTERS
4.1 Development of Covered Product(s). (a) CBLI shall be solely responsible for carrying out, at its expense, all activities relating to Development of Covered Product(s) in the CBLI Field (the “CBLI Development Activities”). CBLI Development Activities shall include, without limitation, (i) preparing Regulatory Filings in the Territory for the Covered Product(s) in the CBLI Field, (ii) establishing and interacting with all independent review boards related to the Development of the Covered Product(s) in the CBLI Field in the Territory, as further provided in Section 4.6, (iii) developing as necessary new dosage forms for the Covered Product(s) for use in the CBLI Field in the Territory, and (iv) conducting (or having conducted) all clinical trials for the Covered Product(s) in the CBLI Field in the Territory.

(b) CBLI will provide GPI, in a timely manner, with access to all clinical, safety and other data arising from the CBLI Development Activities. GPI shall have the right to cross-reference all such data and information in any of GPI’s regulatory filing for the GPI products outside of the CBLI Field.

4.2 Commercialization of Covered Product(s). CBLI shall be solely responsible for carrying out, at its expense, all activities relating to Commercialization of Covered Product(s) in the CBLI Field in the Territory.

4.3 Reserved.

4.4 Reserved.

4.5 Regulatory Filings in the CBLI Field. (a) CBLI shall prepare all Regulatory Filings for the Covered Product(s) in the CBLI Field in the Territory. CBLI shall ensure that all such Regulatory Filings conform strictly to all Applicable Laws. In the preparation of such Regulatory Filings, CBLI shall have the right to cross-reference data in the Regulatory Filings of GPI or its Affiliates for the Covered Product(s) in indications in the CBLI Field. CBLI shall ensure that all clinical and other data or information submitted by CBLI to GPI in connection with the CBLI Development Activities is complete and accurate in all respects.

(b) CBLI shall submit to GPI each proposed Regulatory Filing prepared as provided under Section 4.5(a) for GPI’s comments and review. GPI shall notify CBLI in writing of any GPI’s proposed modifications to such Regulatory Filing as soon as reasonably practicable after GPI’s receipt of such filing, and CBLI may implement such proposed modifications as soon as reasonably practicable; provided that CBLI shall be required to implement any proposed modification that GPI determines, in its reasonable judgment, based on specific and verifiable information that the comments are addressed to an unacceptable safety or regulatory risk associated with the Development or Commercialization of the Covered Product in the CBLI Field (including, without limitation, where a Regulatory Filing for the Covered Product in the CBLI Field in the Territory will adversely affect the then existing Regulatory Approval of a GPI product or then pending Regulatory Filings for approval of a GPI Product in an indication).

(c) CBLI will file in its own name, all Regulatory Filings finalized in accordance with Section 4.5(b) with the proper Regulatory Authority. CBLI shall provide to GPI copies (which may be wholly or partly in electronic form) of all Regulatory Filings for the Covered Product(s) in the CBLI Field submitted to Regulatory Authorities in the Territory within a reasonable time following the filing thereof.

4.6 Interactions with Clinical or Regulatory Authorities. CBLI shall establish and be responsible for interacting with all independent review boards and the Regulatory Authorities with respect to the Covered Product(s) in the CBLI Field. CBLI shall provide GPI reasonable advance written notice of meetings and conference telephone calls with any Regulatory Authority related to the Covered Product(s) in the CBLI Field in the Territory, and CBLI shall use Commercially Reasonable Efforts to invite one senior regulatory executive of GPI to attend meetings with such Regulatory Authorities as a silent observer, if and to the extent permitted by the relevant Regulatory Authority.

4.7 Ownership of Regulatory Approvals and Data. As between the parties, CBLI shall own and maintain all Regulatory Filings and all Regulatory Approvals that relate to the Covered Product(s) in the CBLI Field in the Territory and shall own all clinical and other data arising in the Development, which data shall be deemed to be CBLI Know-How.

4.8 Adverse Event Reporting. Each party shall promptly inform the other party of any adverse safety information or data affecting the Covered Product(s).

4.9 Standards of Conduct. The parties shall use Commercially Reasonable Efforts to perform or shall use Commercially Reasonable Efforts to ensure that its Third Party contractors perform, all regulatory activities in good scientific manner and in compliance with Applicable Laws.

5. MANUFACTURE AND SUPPLY
5.1 Clinical Supply from GPI. (a) Subject to the provisions of Section 4.1, in case where GPI has sufficient stock of Royalty-Bearing Product GPI shall use its Commercially Reasonable Efforts to supply to CBLI, at no surcharge, the number of units of Royalty-Bearing Product that it has available for clinical trials of the Covered Product that are sponsored by CBLI and necessary to file a BLA for the Covered Product in the CBLI Field in the Territory. At CBLI’s request GPI shall use its Commercially Reasonable Efforts to allow CBLI to contract manufacture of Royalty-Bearing Product at the facilities manufacturing with no additional surcharge.

5.2 Commercial Supply. The parties will use Commercially Reasonable Efforts to determine whether GPI or CBLI or a Third Party should be responsible for manufacture of commercial supply of Covered Product using the procedures specified in Section 5 of the License Agreement effective on the Effective Date between the parties.

5A. COMMERCIALIZATION OF CERTAIN PRODUCTS BY CBLI
5A.1 Covered Products. If CBLI Commercializes a Covered Product in the CBLI Field, then CBLI shall pay GPI royalties and milestones in accordance with the provisions of this Section 5A.

5A.2 Royalties. (a) CBLI shall pay GPI a royalty equal to two percent (2%) of Net Sales of the Covered Product in the CBLI Field in each calendar year commencing with the First Commercial Sale of such Covered Product in any country in the Territory and ending upon the last day of the last Royalty Term for such Covered Product in such country.

(b) If CBLI, in its reasonable judgment, elects to enter into a license with one or more Third Parties for patented technology to avoid infringement by a Covered Product or the manufacture of a Covered Product of such Third Party patent(s) (each such license, a “Required Third Party License”) and CBLI owes any payment obligation to such Third Party under the Required Third Party License, then CBLI may, beginning from the date that CBLI first makes or incurs any such payments, deduct the amount of such payments in any calendar quarter from the royalties payable hereunder to GPI in such calendar quarter; provided, that the royalties payable to GPI by CBLI shall not be reduced by more than fifty percent (50%) of the amount otherwise due in any calendar quarter; and provided, further that any amounts not deducted in any calendar quarter shall be deducted against amounts due in the next applicable calendar quarter and so on until the full amount that CBLI is entitled to deduct from royalties payable to GPI hereunder is fully deducted, whether before or after the termination of this Agreement (it being understood that in no event shall GPI be obligated to pay such amounts to CBLI other than in the form of a deduction against amounts due under this Section 5A.2(b).

(c) Royalties shall be payable under Section 5A.2(a) for the applicable Royalty Term. “Royalty Term” means, with respect to each Covered Product in each country in the Territory, the period beginning on the date of First Commercial Sale of such Covered Product in the CBLI Field in such country and ending on the expiration of the last to expire Valid Claim of the CBLI Patent Rights in a Major Market Country that Covers the composition of matter of the Covered Product.

5A.3 Development Milestones. (a) CBLI shall pay each of the following payments to GPI upon achievement of each of the following events with respect to the Covered Product in the CBLI Field:

(A) For indications limited to biodefense uses (i.e., prevention or treatment of Acute Radiation Syndrome):

(i)
Upon the allowance by the FDA of an IND filing for a Covered Product that is necessary to file a BLA in respect of the Covered Product in the CBLI Field, CBLI shall pay GPI fifty thousand U.S. dollars ($50,000).

(ii)
Upon the first (1st) administration or dosing of the Covered Product in the first Phase II Clinical Trial for the Covered Product for U.S. Regulatory Approval, CBLI will pay GPI one hundred thousand U.S. dollars ($100,000).

(iii)
Upon acceptance for review by the FDA of the first BLA filing for the Covered Product for the manufacture and sale of the Covered Product in the U.S. in the CBLI Field, CBLI will pay GPI three hundred fifty thousand U.S. dollars ($350,000).

(iv)
Upon approval of the first BLA filing for the Covered Product for the manufacturing and sale of the Covered Product in the U.S. in the CBLI Field, CBLI will pay GPI one million U.S. dollars ($1,000,000).

(B) For all other indications:

(i)
Upon the allowance by the FDA of an IND filing for a Covered Product that is necessary to file a BLA in respect of the Covered Product in the CBLI Field in the Territory, CBLI shall pay GPI fifty thousand U.S. dollars ($50,000).

(ii)
Upon the first (1st) administration or dosing of the Covered Product in the first Phase II Clinical Trial for the Covered Product for U.S. Regulatory Approval in the CBLI Field, CBLI will pay GPI two hundred fifty thousand U.S. dollars ($250,000).

(iii)
Upon the first (1st) administration or dosing of the Covered Product in the first Phase III Clinical Trial for the Covered Product for U.S. Regulatory Approval in the CBLI Field, CBLI will pay GPI seven hundred thousand U.S. dollars ($700,000).

(iv)
Upon acceptance for review by the FDA of the first BLA filing for the Covered Product for the manufacture and sale of the Covered Product in the U.S. in the CBLI Field, CBLI will pay GPI one million five hundred thousand U.S. dollars ($1,500,000).

(v)
Upon approval of the first BLA filing for the CBLI Royalty-Bearing Product for the manufacturing and sale of the CBLI Royalty-Bearing Product in the U.S. in the CBLI Field, CBLI will pay GPI four million U.S. dollars ($4,000,000).

(b) Each milestone payment identified in Section 5A.3(a)(A)(i)-(iv) and each milestone payment identified in Section 5A.3(a)(B)(i)-(v), respectively, shall be payable for the first Covered Product that achieves the applicable milestone regardless of the number of CBLI Royalty-Bearing Products that achieve such milestone; provided that if a particular Covered Product does not achieve any milestone(s), such non-achieved milestones shall be paid on any subsequent CBLI Royalty-Bearing Product that achieves such milestone. On the date any one milestone set forth above is achieved, all lower numbered unachieved milestones shall be deemed to have been achieved and shall be paid (except to the extent they have been previously paid). CBLI shall provide GPI with prompt written notice upon each occurrence of a milestone event, but in no event will such notice be given to GPI later than thirty (30) days after CBLI becomes aware of the achievement of any milestone and promptly after the receipt of such notice, GPI shall issue an invoice to CBLI. Each milestone will be paid within sixty (60) days following the receipt by CBLI of invoice from GPI.

5A.4 Reserved.

5A.5 Remittance. (a) Royalty payments shall be made by CBLI within sixty (60) days after the end of each calendar quarter in which Net Sales occur, commencing with the calendar quarter in which the First Commercial Sale of a Covered Product occurs (the “Royalty Payment”). Within ninety (90) days after the end of each calendar quarter, commencing with the calendar quarter in which the First Commercial Sale of a Covered Product occurs, CBLI shall deliver to GPI a written report with respect to such calendar quarter stating the Net Sales, a top line summary of the deductions taken from gross sales (in each case on a country-by-country basis) and total Net Sales of the Covered Product sold by CBLI, its Affiliates or sublicensees during such quarter in U.S. dollars (the “Payment Report”). In each country where Net Sales have occurred in a currency other than U.S. dollars, such Net Sales will be converted to U.S. dollars at the end of the applicable calendar quarter using the quarter end rate of exchange. The rate of exchange to be used in computing the amount of currency equivalent in U.S. dollars under this Agreement will be made in accordance with CBLI’s policy for foreign exchange used for financial reporting purpose in accordance with IFRS. Royalties will be calculated based on the Payment Report.

(b) In the event that any payment due either party under this Agreement is not made when due, the amount due shall accrue interest beginning on the fifth (5th) day following the final date on which such payment was due, calculated at the annual rate equal to the prime interest rate reported in the Wall Street Journal (Eastern U.S. Edition) for the due date, or, if lower, the maximum rate permitted by law, calculated from the due date until paid in full. Such payment when made shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not negate or waive the right of the party to whom payment is due to any other remedy, legal or equitable, to which it may be entitled because of the delinquency of the payment.

(c) If at any time legal restrictions within any country in the Territory prevent the conversion of the local currency and such currency cannot be removed from such country such that prompt remittance by the party owing a royalty of any royalties owed in respect of sales in such country is prevented, the party owing a royalty shall make payment through any lawful means or methods that may be available as such party shall reasonably determine. If royalties in any country cannot be remitted within three (3) months after the end of the relevant royalty period, then the party owing a royalty shall pay the other party in the local currency of such country by deposit of the relevant royalties in a bank account in such country designated by the other party.

5A.6 Audits. (a) During the term of the Agreement and for a period of three (3) years thereafter, CBLI, its Affiliates or sublicensees will keep complete and accurate records in sufficient detail to permit GPI to confirm the completeness and accuracy of the information presented in each Payment Report and all payments due hereunder. CBLI, its Affiliates or sublicensees will permit an independent, certified public accountant selected by GPI and reasonably acceptable to CBLI, which acceptance will not be unreasonably withheld or delayed (the “Auditor”) to audit or inspect those records of CBLI that relate to Net Sales and Payment Reports for one or more annual periods, for the sole purpose of verifying the: (i) accuracy of the Payment Reports required under Section 5A.5 and royalties and other payments payable in U.S. dollars which will have accrued hereunder in respect of Net Sales for the period under review; and (ii) withholding taxes, if any, required by law to be deducted as a payment by CBLI in respect of such Net Sales. Such inspection will be conducted during CBLI’s normal business hours at such place where such records are customarily kept, no more than once in any twelve (12) month period and upon at least sixty (60) days prior written notice by GPI to CBLI. The Auditor will execute a reasonable written confidentiality agreement with CBLI and will disclose to GPI only the amount and accuracy of payments reported and actually paid or otherwise payable under this Agreement and the specific details concerning any discrepancies. The Auditor will send a copy of the report to CBLI at the same time it is sent to GPI.

(b) In the event that the Auditor concludes that additional royalties were required for the annual period under review, the additional Royalty Payment will be paid within thirty (30) days of the date the Auditor delivers its report to the parties so concluding that such payments were underpaid, and excess royalties paid will be reimbursed to CBLI by GPI within thirty (30) days. The payment of additional royalties to GPI shall bear interest as described in Section 5A.5(b). The fees charged by the Auditor will be paid by GPI unless the audit discloses an underpayment of royalties paid or payable by CBLI for the annual period under review by more than five percent (5%) of the amount due, in which case CBLI shall pay (or reimburse GPI for) the reasonable fees and expenses charged by the Auditor.

5A.7 Taxes. (a) The parties acknowledge and agree that it is their mutual objective and intent to appropriately calculate, to the extent feasible and legal, taxes payable with respect to their collaborative efforts under this Agreement and that they shall use all commercially reasonable efforts to cooperate and coordinate with each other to achieve such objective.

(b) A party receiving a payment pursuant to this Section 5A shall pay any and all taxes levied on such payment. If Applicable Laws require that taxes be deducted and withheld from a payment made pursuant to this Section 5A, the remitting party shall: (1) deduct those taxes from the payment; (2) pay the taxes to the proper taxing authority; and (3) send evidence of the obligation together with proof of payment to the other party within sixty (60) days following that payment.

(c) A party receiving a payment pursuant to this Section 5A, shall provide the remitting party appropriate certification from relevant revenue authorities that such party is a tax resident of that jurisdiction, if such receiving party wishes to claim the benefits of an income tax treaty to which that jurisdiction is a party. Upon the receipt thereof, any deduction and withholding of taxes shall be made at the appropriate treaty tax rate.

(d) Either party may, at its own expense, protest any assessment, proposed assessment, or other claim by any Governmental Authority for any additional amount of taxes, interest or penalties or seek a refund of such amounts paid if permitted to do so by Applicable Laws. The parties shall reasonably cooperate with each other in any protest by providing records and such additional information as may reasonably be necessary for a party to pursue such protest.

6. PATENT matters

6.1 Patent Prosecution. (a) Reserved.

(b) Reserved.

(c) GPI shall have the sole right, but not the obligation, to prepare, file, prosecute, and maintain each of (i) the Patent Rights listed on Schedule A and Schedule B, that are assigned to GPI pursuant to Section 2.1(a). GPI shall be solely responsible for costs associated with the Patent Rights listed on Schedule A and Schedule B. GPI shall promptly furnish or have furnished to CBLI copies of all patents, patent applications, substantive patent office actions, and substantive responses received or filed in connection with such applications for the Patent Rights listed on Schedule A and Schedule B, at least thirty (30) days before filing or mailing, as the case may be, and use reasonable efforts to solicit CBLI’s advice and review of the Patent Rights listed on Schedule A and Schedule B and material prosecution matters related thereto in reasonable time prior to filing thereof, and GPI shall consider in good faith CBLI’s reasonable comments and suggestions related thereto; provided that nothing herein shall obligate GPI to adopt or follow such comments or suggestions. If reasonably necessary, CBLI shall cooperate in the preparation, filing, prosecution and maintenance of the Patent Rights listed on Schedule A and Schedule B (at GPI’s expense).

(d) The parties will cooperate with one another in connection with any request for patent term extension under 35 U.S.C. §156 in the U.S., or analogous statutes or regulations in other jurisdictions in the Territory, for patents relating to Covered Products.

6.2 Enforcement. (a) If either party learns of any actual or threatened infringement or misappropriation or any attack on the validity or enforceability by a Third Party with respect to Assigned Technology anywhere in the Territory, such party shall promptly notify the other party and shall provide such other party with available evidence of such events.

(b) GPI shall have the first option to pursue any enforcement or defense of the Assigned Technology against infringement or misappropriation, including defense against a declaratory judgment action alleging invalidity or non-infringement of any of the Assigned Technology, Joint Program Intellectual Property and Joint Patent Rights; provided, that GPI pays all costs and expenses related to the same, keeps CBLI reasonably informed of its progress and provides CBLI with copies of any substantive documents related to such proceedings and reasonable notice of all such proceedings. GPI’s costs and expenses in prosecuting or defending such matters shall be subject to expense allocation (and reimbursement, if any) in accordance with Section 6.2(e). GPI shall notify CBLI of its decision to exercise its right to enforce or defend the Assigned Technology as soon as possible, but not later than sixty (60) days following its discovery or receipt of notice of the alleged infringement or misappropriation.

(c) If (i) GPI notifies CBLI that it will not enforce any Assigned Technology; (ii) GPI has exhausted all legal appeals with respect to causing the alleged infringement or misappropriation to cease or causing the person alleging the infringement or misappropriation to forebear, (iii) GPI fails to bring an infringement or misappropriation action within one hundred twenty (120) days following its discovery or receipt of notice of the alleged infringement or misappropriation or (iv) GPI is not diligently pursuing an infringement or misappropriation action or diligently defending the validity or enforceability of Assigned Technology, then CBLI shall have the right to pursue the alleged infringer or party responsible for the alleged misappropriation or take control of any action initiated by, or being defended by, GPI at CBLI’s own expense solely with respect to the CBLI Field. Notwithstanding the foregoing, if GPI has not initiated an infringement or misappropriation action as described under (iii) above, or ceased to pursue such action, on the advice of outside patent counsel, then CBLI agrees not to initiate such an action without GPI’s prior consent not to be unreasonably withheld or delayed (with the determination of reasonableness taking into account the costs of such litigation, its likelihood for success, the potential damages or settlement recovery, and the potential for exposure to counterclaims and defenses against GPI with respect to the applicable Covered Product). In any such case, GPI will, wherever possible under Applicable Law, substitute CBLI as party plaintiff for purposes of pursuing any alleged infringer or party responsible for the alleged misappropriation, or as defendant for defending any Assigned Technology.

(d) Any recovery of damages or other sums recovered in a proceeding or action with regard to Assigned Technology handled by a party pursuant to Section 6.2(b) or Section 6.2(c) shall be applied first in satisfaction of any unreimbursed expenses and legal fees of the party bringing or defending the proceeding or action (the “Acting Party”) and next, if applicable, in satisfaction of the costs and expenses incurred by the other party in connection therewith, including reasonable attorneys’ fees involved in the prosecution and/or defense of any proceeding or action and, if after such reimbursement any funds shall remain from such damages or other sums recovered, the remaining recovery shall be retained one hundred percent (100%) by the Acting Party. No settlement, consent judgment or other voluntary final disposition of any suit regarding Assigned Technology may be entered into without the consent of the other party, which consent shall not be unreasonably withheld.

(e) In any infringement or misappropriation suit that either party may institute to enforce Assigned Technology or in any declaratory judgment action alleging invalidity, non‑infringement or non-misappropriation of any Assigned Technology brought against CBLI or GPI, the other party shall, at the request and expense of the party initiating or defending the suit or action, cooperate and assist in all reasonable respects, having its employees testify when requested and making available relevant records, papers, information, specimens and the like. In addition, upon the reasonable request of the party instituting an action under Section 6.2(a) or Section 6.2(b), or if required by Applicable Law, the other party shall join such action and shall be represented using counsel of its own choice, at the requesting party’s expense; provided, that if GPI does not initiate an action hereunder on the advice of outside patent counsel, then CBLI may not require GPI to join such action but CBLI may have GPI join such action as an involuntary party, but GPI shall not be required to participate in such action.

(f) CBLI shall have the first option to pursue any enforcement or defense of Assigned Technology licensed to it by GPI under Section 2.1(b), against infringement or misappropriation solely within the CBLI Field, including defense against a declaratory judgment action alleging invalidity or non-infringement the Assigned Technology; provided, that CBLI pays all costs and expenses related to the same, keeps GPI reasonably informed of its progress and provides GPI with copies of any substantive documents related to such proceedings and reasonable notice of all such proceedings. CBLI’s costs and expenses in prosecuting or defending such matters shall be subject to expense allocation (and reimbursement, if any) in accordance with Section 6.2(e). CBLI shall notify GPI of its decision to exercise its right to enforce or defend Assigned Technology, Joint Program Intellectual Property or Joint Patent Rights within the CBLI Field as soon as possible, but not later than sixty (60) days following its discovery or receipt of notice of the alleged infringement. The provisions of Section 6(c) shall apply to any enforcement matter by CBLI under this Section 6.2(f), with all references in Section 6.2(c) to GPI being deemed references to CBLI, all references in Section 6.2(c) to CBLI being deemed references to GPI, and all references in Section 6.2(c) to Assigned Technology being deemed references to Assigned Technology licensed to CBLI by GPI under Section 2.1(b). The provisions of Section 6(d) shall apply to any enforcement matter by CBLI under this Section 6.2(f), with all references in Section 6.2(d) to GPI being deemed references to CBLI, all references in Section 6.2(d) to CBLI being deemed references to GPI, all references in Section 6.2(d) to Assigned Technology being deemed references to Assigned Technology licensed to CBLI by GPI under Section 2.1(b) within the CBLI Field.

(g) Notwithstanding any provisions of this Section 6.2 to the contrary, each party shall promptly give written notice to the other of any filing of which it becomes aware, for regulatory approval of a generic form of the Covered Product if such filing becomes permissible in any country of the Territory during the term of this Agreement. GPI shall then have the right to bring such an infringement action, in its discretion and at its own expense, in its own name and/or in the name of CBLI using the procedure set forth in Section 6.2(b). If GPI does not wish to bring such action it shall notify CBLI promptly, in such a manner as to not prejudice such infringement action, and CBLI may bring such action using the procedure set forth in Section 6.2(c). For the avoidance of doubt, if GPI does not initiate an infringement action hereunder on the advice of outside patent counsel, then CBLI agrees not to (and shall cause, to the extent CBLI has the legally enforceable right to do so, its licensor(s) not to) initiate such an action without GPI’s prior consent not to be unreasonably withheld or delayed.

7. Confidentiality
7.1 Confidentiality. (a) During the term of this Agreement and for five (5) years thereafter, each party (i) shall maintain in confidence all Confidential Information of the other party; (ii) shall not use such Confidential Information for any purpose except as permitted by this Agreement; and (iii) shall not disclose such Confidential Information to anyone other than those of its Affiliates, sublicensees, prospective sublicensees, officers, directors, employees, consultants, agents or subcontractors who are bound by written obligations of nondisclosure and non-use no less stringent than those set forth in this Section 7 and to whom such disclosure is reasonably necessary or useful in connection with such party’s activities as contemplated in this Agreement. Each party shall ensure that such party’s Affiliates, sublicensees, prospective sublicensees, officers, directors, employees, consultants, agents and subcontractors comply with these obligations. Each party shall notify the other promptly on discovery of any unauthorized use or disclosure of the other’s Confidential Information, including, without limitation, the other’s trade secrets or proprietary information.

(b) Notwithstanding the provisions of Section 7.1(a), a party receiving Confidential Information (the “Recipient”) may disclose Confidential Information to the extent such disclosure is (i) made in response to a valid and final order or subpoena of a court of competent jurisdiction or other governmental body of a country or any political subdivision thereof of competent jurisdiction; provided, that Recipient provides the other party with prior written notice of such disclosure (if practicable) in order to permit the other party to seek a protective order or other confidential treatment of such Confidential Information; and provided further that any Confidential Information so disclosed will be limited to that information that is legally required to be disclosed in such response to such court or governmental order or subpoena; (ii) otherwise required by Applicable Laws; provided, that Recipient provides the other party with prior written notice of such disclosure (if practicable) in order to permit the other party to seek a protective order or confidential treatment of such Confidential Information; and provided further that any Confidential Information so disclosed will be limited to that information that is legally required by Applicable Law to be disclosed; (iii) made by the Recipient to a Regulatory Authority, as required to conduct Development or obtain or maintain Regulatory Approvals; provided that reasonable efforts shall be used to ensure confidential treatment of such Confidential Information; (iv) made by the Recipient to a Third Party as may be necessary or useful in connection with the Development, Manufacturing or Commercialization related to the Covered Product; provided the Third Party is bound by written confidentiality obligations no less protective that those set forth in this Agreement; (v) made by Recipient to a U.S. or foreign tax authority to the extent legally required by Applicable Laws to be disclosed; (vi) made by Recipient to its representatives or to third parties in connection with sublicensing or financing activities of the Recipient; provided that the Third Party is bound by written confidentiality obligations no less protective that those set forth in this Agreement; (vii) made by Recipient or any of its representatives in the filing or publication of Patent Rights relating to the Covered Product to the extent such disclosure in the filing or publication of Patent Rights is reasonably necessary for support of the Patent Rights; (viii) made by Recipient to comply with Applicable Laws related to securities laws disclosure requirements or any disclosure requirements of any applicable stock market or securities exchange; or (ix) made by Recipient in compliance with Section 7.3.

7.2 Publications. (a) Each party recognizes the mutual interest in obtaining valid patent protection and in protecting business interests and trade secret information. Consequently, except for disclosures permitted pursuant to Section 7.1(b), if a party wishes to make a publication containing (i) any CBLI Intellectual Property or subject of CBLI Patent Rights, or (ii) any GPI Intellectual Property or subject of GPI Patent Rights, the party disclosing or submitting such proposed publication (“Submitting Party”) shall send the other party (“Responding Party”) by expedited delivery a copy of the proposed publication to be submitted and shall allow the Responding Party a reasonable time period (but no more than sixty (60) days from the date of confirmed receipt) in which to determine whether the proposed publication contains subject matter for which patent protection should be sought (prior to publication of such proposed publication) for the purpose of protecting an invention, or whether the proposed publication contains Confidential Information of the Responding Party. Following the expiration of applicable time period for review, the Submitting Party shall be free to submit such proposed publication for publication and publish or otherwise disclose to the public such scientific or clinical results, subject to the procedures set forth in Section 7.2(b).

(b) If the Responding Party believes that the subject matter of the proposed publication contains Confidential Information or a patentable invention of the Responding Party, then prior to the expiration of the applicable time period for review, the Responding Party shall notify the Submitting Party in writing of its determination that such proposed publication contains such information or subject matter for which patent protection should be sought. On receipt of such written notice from the Responding Party, the Submitting Party shall delay public disclosure of such information or submission of the proposed publication for an additional period of ninety (90) days to permit preparation and filing of a patent application on the disclosed subject matter. The Submitting Party shall thereafter be free to publish or disclose such information, except that the Submitting Party may not disclose any Confidential Information of the Responding Party in violation of Sections 7.1 and 7.2; provided that the parties shall use reasonable efforts to provide scientifically meaningful equivalent information that is not Confidential Information for use in such disclosure.

7.3 Publicity. No public announcement or disclosure may be made by any party with respect to the subject matter of this Agreement without the prior written consent of the other party; provided, that the provisions of this Section 7.3 will not prohibit (a) any disclosure required by any applicable legal requirement, including any legal requirement or listing standard of any exchange or quotation system on which the disclosing parties securities are listed or traded or to be listed or traded (in which case the disclosing party will provide the other party with the opportunity to review in advance the disclosure and to contest the same, including reasonable opportunity to seek a protective order or to seek confidential treatment of such disclosures under Rule 24b-2 of the Securities Exchange Act of 1934, as amended), (b) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement, (c) any disclosure made by CBLI or GPI to their respective employees, collaborators, licensors, licensees, contract research organizations, business partners, investors, potential investors, lenders and potential lenders provided the person receiving the disclosure has undertaken a confidentiality obligation to CBLI or GPI, as the case may be, substantially similar to the confidentiality obligations the parties have undertaken to each other under this Agreement, or (d) any disclosure made pursuant to a press release in a form mutually agreed to by the parties (or any other subsequent disclosure containing substantially similar information).

8. REPRESENTATIONS AND WARRANTIES.

8.1 Authorization; Enforceability. Each of GPI and CBLI represent and warrant to the other that, as of the Effective Date: (a) it is a corporation duly organized and validly existing under the laws of its jurisdiction of organization and has all requisite power and authority to enter into this Agreement; (b) it is duly authorized by all requisite action to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, and that the same do not conflict or cause a default with respect to such party’s obligations under any other agreement; (c)  it has duly executed and delivered this Agreement; (d) it is authorized to disclose any and all Confidential Information made available to the other party pursuant to this Agreement; and (e) it will comply at all times with the provisions of the Generic Drug Enforcement Act of 1992 and upon request will certify in writing to the other party that neither it, its employees nor any person providing services for such party under this Agreement has been debarred under the provisions of such act.

8.2 Additional Representations, Warranties and Covenants of CBLI. CBLI further represents and warrants to GPI as follows:

(a) CBLI has no knowledge as of the Effective Date of any claims, judgments or settlements against CBLI or its licensor(s) pending, or threatened, that invalidate or seek to invalidate the CBLI Patent Rights. CBLI has no knowledge of any pending litigation against CBLI or any Affiliate of CBLI or any licensor of CBLI that alleges that any of CBLI’s activities relating to the Covered Product have violated the intellectual property rights of any Third Party (nor has it received any written communication threatening such litigation).

(b) CBLI has not previously assigned, transferred, conveyed or otherwise encumbered and will not assign, transfer, convey or otherwise encumber its right, title and interest in the Assigned Technology in a manner inconsistent with the terms hereof. There is and will be no agreement to which CBLI is a party and by which it is bound that would conflict with or be breached by CBLI granting GPI the licenses in Section 2.1.

As used in this Section 8.2, “Knowledge” means to the actual knowledge of a director, an officer or employee of CBLI.

8.3 Disclaimers. (a) EXCEPT FOR THE WARRANTIES EXPRESSLY MADE IN SECTIONS 8.1-8.2, NeITHER PARTY MAKES ANY OTHER REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED (WHETHER WRITTEN OR ORAL), INCLUDING ANY WARRANTY OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO.

(b) THE REPRESENTATIONS AND WARRANTIES OF EACH OF CBLI AND GPI EXTEND ONLY TO THE OTHER PARTY. NEITHER PARTY WILL BE LIABLE FOR ANY CLAIM OR DEMAND AGAINST SUCH OTHER PARTY BY A THIRD PARTY, EXCEPT TO THE EXTENT PROVIDED IN SECTIONS 9.2-9.3.

9. RISK ALLOCATION

9.1 Limitation of Liability. EXCEPT FOR BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER SECTION 7.1 and except as otherwise provided in sections 9.2 and 9.3 WITH RESPECT TO third party claims, IN NO EVENT SHALL either party be liable TO THE OTHER for LOST PROFITS OR SAVINGS OR FOR ANY indirect, incidental, consequential, special, PUNITIVE or exemplary damages IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, however caused, under any theory of liability.

9.2 Third Party Claims. Subject to the provisions of Section 9.4, each of GPI and CBLI (each, in such capacity, the “Indemnifying Party”) will defend, indemnify and hold harmless the other party, its subsidiaries, parent corporations, Affiliates, officers, directors, partners, members, shareholders, employees, agents, and their successors and assigns (each, in such capacity, a “Indemnified Party”) from and against any claim, suit, demand, loss, damage, expense (including reasonable attorneys’ fees of Indemnified Party(ies) and those that may be asserted by a Third Party) or liability including claims for death or personal injury (collectively, “Losses”) imposed upon the Indemnified Party(ies) by any Third Party arising from or related to: (a) any material breach of the Indemnifying Party’s representations and warranties (and covenants) under this Agreement; or (b) any negligence or intentional misconduct by the Indemnifying Party (or its employees, agents, representatives, Affiliates, licensees, sublicensees or distributors) in performing its obligations under this Agreement; or (c) the labeling, packaging, package insert, other materials or promotional claims with respect to any Covered Product or the Manufacture, Commercialization, use or other disposition of such Covered Product by the Indemnifying Party or by an Affiliate, licensee, sublicensee, distributor or agent of the Indemnifying Party. The foregoing indemnification action shall not apply in the event and to the extent that such Losses arose as a result of any Indemnified Party’s negligence, intentional misconduct or breach of this Agreement.

9.3 Reserved

9.4 Procedure. To receive the benefit of indemnification under Section 9.2, the Indemnified Party must (a) promptly notify the Indemnifying Party of a claim or suit; provided, that failure to give such notice shall not relieve Indemnifying Party of its indemnification obligations except where, and solely to the extent that, such failure actually and materially prejudices the rights of Indemnifying Party; (b) provide reasonable cooperation to the Indemnifying Party (and its insurer), as reasonably requested, at Indemnifying Party’s cost and expense; and (c) tender to the Indemnifying Party (and its insurer) full authority to defend or settle the claim or suit; provided that no settlement requiring any admission by the CBLI Indemnified Party or that imposes any obligation on the Indemnified Party shall be made without the Indemnified Party’s consent. Neither party has any obligation to indemnify the other party in connection with any settlement made without the Indemnifying Party’s written consent. The Indemnified Party has the right to participate at its own expense in the claim or suit and in selecting counsel therefor.

9.5 Insurance. Not later than thirty (30) days before the date on which GPI or any Affiliate or sublicensee of GPI, or CBLI or any Affiliate or sublicensee of CBI shall, on a commercial basis, make, use, or sell any Covered Products, and at all times thereafter until the expiration of all applicable statutes of limitation pertaining to any such manufacture, marketing, possession, use, sale of other disposition of any Covered Products, GPI will, at its expense, and CBLI will, at its expense, obtain and maintain in full force and effect, comprehensive general liability insurance, including product liability insurance and clinical trial insurance with a minimum coverage of $5,000,000 per occurrence and $5,000,000 annual aggregate. Such insurance shall name the other party as an additional insured and shall provide for at least thirty (30) days’ notice to the other party of any cancellation or termination. Notwithstanding the foregoing, with the other party’s prior written consent, a party may elect to self-insure with respect to any insurance coverage it is required to obtain hereunder as part of a comprehensive self-insurance program adopted by such party.

10. TERM AND TERMINATION

10.1 Term. This Agreement shall take effect as of the Effective Date and shall remain in effect until the expiration of the last to expire Valid Claim of the CBLI Patent Rights listed on Schedule A and Schedule B, unless sooner terminated in accordance with Section 10.2.

10.2 Termination. The parties may terminate this Agreement, at any time upon mutual written agreement of the parties.

10.3 Effect of Termination. (a) In the event the license granted to CBLI under Section 2.1(b) terminates for any reason, each of GPI’s Third Party sublicensees at such time shall continue to have the rights and licenses set forth in their sublicense agreements; provided, that such sublicensee agrees in writing that (i) GPI is entitled to enforce all relevant provisions directly against such sublicense and (ii) GPI shall not assume, and shall not be responsible to such sublicensee for, any representations, warranties or obligations of CBLI to such sublicensee, other than to permit such sublicensee to exercise any rights to Covered Products that are sublicensed under such sublicense agreement; and provided further, that CBLI shall have no liability to GPI for any action or inaction of the sublicensees under any continuing license to the sublicensee.

(b) Nothing herein shall be construed to release either party of any obligation which matured prior to the effective date of any termination. Either party’s liability for any uncontested charges, payments or expenses due to the other party that accrued prior to the termination date shall not be extinguished by termination, and such amounts (if not otherwise due on an earlier date) shall be immediately due and payable on the termination date.

10.4 Survival.  Sections 1, 2.1(a), 2.1(e), 2.2, 4.7, 7, 8, 9, 10.3, 11, 12.1-12.3, and 12.6-12.12 shall survive any termination or expiration of this Agreement.

10.5 Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof or if a party violated the terms of the licenses specified in Section 2.1, and that the parties shall be entitled to specific performance of the terms of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. Each party hereto (a) agrees that it shall not oppose the granting of such specific performance or relief and (b) hereby irrevocably waives any requirement for the security or posting of any bond in connection with such relief.

11. Dispute resolution

11.1 Issue Resolution. Unless otherwise set forth in this Agreement, in the event of a dispute arising out of, in connection with or under this Agreement between the parties, including disputes that cannot be resolved by the Joint Committee, the parties shall refer such dispute to the Parties’ Executive Officers, and such Executive Officers (or their designee) shall attempt in good faith to resolve such dispute. If the parties are unable to resolve a given dispute pursuant to this Section 11.1 within sixty (60) days of referring such dispute to the Executive Officers, such dispute shall be resolved by binding arbitration in the manner described in Section 11.2.

11.2 Arbitration. (a) If a party intends to begin an arbitration to resolve a dispute arising under this Agreement after the provisions of Section 11.1 have been exhausted, such party shall provide written notice (the “Arbitration Request”) to the other party of such intention and the issues for resolution. From the date of the Arbitration Request and until such time as the dispute has become finally settled, the running of the time periods as to which a party must cure a breach of this Agreement becomes suspended as to the subject matter of the dispute. Unless the parties otherwise agree in writing, during the period of time that any arbitration proceeding is pending under this Agreement, the parties shall continue to comply with all those terms and provisions of this Agreement that are not the subject of the pending arbitration proceeding. The arbitration proceeding shall be conducted in accordance with the Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes of the American Arbitration Association (the “AAA”) and otherwise as set forth in this Section 11.2.

(b) Within ten (10) Business Days after the receipt of the Arbitration Request, the other party may, by written notice, add additional issues for resolution; provided, that such issues have been subject to Section 11.1 and relate directly to the matter that is the subject of the applicable Arbitration Request.

(c) The arbitration shall be conducted by one (1) arbitrator selected in accordance with the AAA Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes as modified below, unless the matter in dispute has a value of at least $50,000,000 and either party wishes to have the arbitration conducted by a panel of three (3) arbitrators. The arbitrator(s) shall be experienced in the subject matter of the Arbitration Request as it applies to the biotechnology or pharmaceutical business. The parties shall cooperate to attempt to select the arbitrator(s) by agreement within twenty (20) days of the initiation of arbitration. If agreement cannot be reached within such twenty (20) days, then that AAA will submit a list of twenty (20) qualified arbitrators from which each party shall strike unacceptable entries; provided that each party shall not strike more than thirty-five percent (35%) of the names without cause and rank the remaining names. The AAA shall appoint the arbitrator(s) with the highest combined ranking(s). If these procedures fail to result in selection of the required number of arbitrators, the AAA shall appoint the arbitrator(s), allowing each side challenges for cause. The arbitration shall be held in New York, New York and all proceedings and communications shall be conducted in English. The parties each use their best efforts to have the arbitration hearing held as soon as practicable and in any event within sixty (60) days after the selection of the arbitrator(s). At least five (5) Business Days prior to the arbitration hearing, each party shall submit to the other party and the arbitrator(s) a copy of all exhibits on which such party intends to rely at the hearing, a pre-hearing brief (up to 20 pages), and a proposed ruling (up to 5 pages). The proposed ruling shall be limited to proposed rulings and remedies on each issue and shall contain no argument on or analysis of the facts or issues. Within five (5) Business Days after close of the hearing, each party may submit a post-hearing brief (up to 5 pages) to the arbitrator(s).

(d) Either party may apply first to the arbitrators for interim injunctive relief until the arbitration decision is rendered or the arbitration matter is otherwise resolved; provided, that if such party determines that such injunctive relief cannot be awarded in a timeframe adequate to protect such party’s interests, then a party may, without waiving any right or remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that party pending resolution of the arbitration matter pursuant to this Section 11.2. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a party’s compensatory damages. The parties further agree that the decision of the arbitrators shall be the sole, exclusive and binding remedy between them regarding determination of arbitration matters presented.

(e) The parties hereby agree that any disputed performance or suspended performance pending the resolution of an arbitration matter that the arbitrators determine to be required to be performed by a party must be completed within a reasonable time period following the final decision of the arbitrators.

(f) Each party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators; provided, however, that the arbitrators shall be authorized to determine whether a party is the prevailing party, and if so, to award to that prevailing party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges and travel expenses), and/or the fees and costs of the arbitrators.

(g) Except to the extent necessary to confirm an award or decision or as may be required by Applicable Laws, neither a party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both parties.

(h) The parties agree that, in the event of an arbitration matter involving the alleged breach of this Agreement, neither party may terminate this Agreement until resolution of such matter pursuant to this Section 11.2, and any time period for cure will only commence after such resolution.

(i) By agreeing to this binding arbitration provision, the parties understand that they are waiving certain rights and protections which may otherwise be available if a dispute between the parties were determined by litigation in court, including the right to seek or obtain certain types of damages precluded by this provision, the right to a jury trial, certain rights of appeal, and a right to invoke formal rules of procedure and evidence.

12. General Provisions

12.1 Governing Law. This Agreement shall be governed and construed in accordance with the internal, substantive laws of the State of New York, to the exclusion of any choice or conflict of laws rule or provision that would result in the application of the substantive law of any other jurisdiction. Notwithstanding the foregoing, with respect to any dispute relating to the determination of scope, validity or enforceability of any Patent Rights, the parties consent to the exclusive jurisdiction of the federal courts of the United States and the Applicable Laws of the United States which cause that Patent Right to come into being. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to the transactions contemplated by this Agreement.

12.2 Amendment and Waiver. No provision of or right under this Agreement shall be deemed to have been waived by any act or acquiescence on the part of either party, its agents or employees, but only by an instrument in writing signed by an authorized officer of each party. No waiver by either party of any breach of this Agreement by the other party shall be effective as to any other breach, whether of the same or any other term or condition and whether occurring before or after the date of such waiver.

12.3 Independent Contractors. Each party represents that it is acting on its own behalf as an independent contractor and is not acting as an agent for or on behalf of any Third Party. This Agreement and the relations hereby established by and between GPI and CBLI do not constitute a partnership, joint venture, franchise, agency or contract of employment. Neither party is granted, and neither party shall exercise, the right or authority to assume or create any obligation or responsibility on behalf of or in the name of the other party or its Affiliates. Each party shall be solely responsible for compensating all its personnel and for payment of all related FICA, workers’ compensation, unemployment and withholding taxes. Neither party shall provide the other party’s personnel with any benefits, including but not limited to compensation for insurance premiums, paid sick leave or retirement benefits.

12.4 Assignment. Subject to Section 12.6, neither party may assign this Agreement or any of its rights and obligations under this Agreement without the prior written consent of the other party; provided, that either party may assign this Agreement to (a) any Person to which such party transfers all or substantially all of its assets to which this Agreement relates or with which such party is consolidated or merged; (b) any Person that owns a majority of the voting stock of such party; or (c) an Affiliate of the assigning party; provided, further, that in each instance the assignee expressly assumes all obligations imposed on the assigning party by this Agreement in writing and the other party is notified in advance of such assignment. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.5 Compliance of Anti-bribery. In performing this Agreement, each party and its director, officer, employee, consultant, contractor and agents of each party or Affiliates (collectively, “Representatives”) (a) shall not offer to make, make, promise, authorize or accept any payment or giving anything of value, including, but not limited to, bribes, either directly or indirectly to any public official, Regulatory Authority or anyone else for the purpose of influencing, inducing or rewarding any act, omission or decision in order to secure an improper advantage, or obtain or retain business and (b) shall comply with all applicable anti-corruption and anti-bribery laws and regulations. Each party shall notify the other immediately upon becoming aware of any breach of its obligations under this Section 12.5.

12.6 Reserved.

12.7 Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, or by overnight courier by FedEx or DHL, to the party to be notified at its address given below, or at any address such party may designate by prior written notice to the other in accordance with this Section 12.7. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (i) the date of delivery if delivered in person; or (ii) if delivered by overnight courier the next Business Day.

If to GPI:	Genome Protection, Inc.
73 High Street
Buffalo, New York 14203
Attention: Chairman, Board of Directors

If to CBLI:	Cleveland BioLabs, Inc.
73 High Street
Buffalo, New York 14203
Attention: Chief Executive Officer

12.8 Severability. In the event any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof. The parties agree that they will negotiate in good faith or will permit a court to replace any provision hereof so held invalid, illegal or unenforceable with a valid provision which is as similar as possible in substance to the invalid, illegal or unenforceable provision.

12.9 Captions. Captions of the sections and subsections of this Agreement are for reference purposes only and do not constitute terms or conditions of this Agreement and shall not limit or affect the meaning or construction of the terms and conditions hereof.

12.10 Word Meanings. Words such as herein, hereinafter, hereof and hereunder refer to this Agreement as a whole and not merely to a section or paragraph in which such words appear, unless the context otherwise requires. The singular shall include the plural, and each masculine, feminine and neuter reference shall include and refer also to the others, unless the context otherwise requires, the word “or” is used in the inclusive sense (and/or) and the word “including” is used without limitation and means “including without limitation”.

12.11 Entire Agreement. The terms and provisions contained in this Agreement (including the Attachments) constitute the entire understanding of the parties with respect to the transactions and matters contemplated hereby and supersede all previous communications, representations, agreements and understandings relating to the subject matter hereof, including the Confidentiality Agreement dated May 24, 2018. No representations, inducements, promises or agreements, whether oral or otherwise, between the parties not contained in this Agreement shall be of any force or effect. No agreement or understanding extending this Agreement or varying its terms (including any inconsistent terms in any purchase order, acknowledgment or similar form) shall be binding upon either party unless it is in a writing specifically referring to this Agreement and signed by a duly authorized representative of the applicable party.

12.12 Rules of Construction. The parties agree that they have participated equally in the formation of this Agreement and that the language and terms of this Agreement shall not be construed against either party by reason of the extent to which such party or its professional advisors participated in the preparation of this Agreement.

12.13 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.14 Further Assurances. Each party covenants and agrees that, subsequent to the execution and delivery of this Agreement and without any additional consideration, it will execute and deliver any further legal instruments and perform any acts which are or may become reasonably necessary to effectuate the purposes of this Agreement.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed on their behalf by their duly authorized representatives as of the Effective Date.

CLEVELAND BIOLABS, INC.                    GENOME PROTECTION, INC.

By: /s/ YAKOV KOGAN                            By: /s/ YAKOV KOGAN
Name: Yakov N. Kogan                            Name: Yakov N. Kogan

Title: Chief Executive Officer	Title: Director

Schedule A    Superentolimod Patents
Schedule B    Entolimod Vaccine Patents

Schedule A

Superentolimod Patents

Title	Jurisdiction	Application Details	Patent Details	Status
Flagellin compositions	Australia	2015296555 Filing Date: 07-29-2015 Priority Date: 07-30-2014	N/A	Pending
Flagellin compositions	Brazil	BR 11 2017 001796 2 Filing Date: 07-29-2015 Priority Date: 07-30-2014	N/A	Pending
Flagellin compositions	Canada	2,994,218 Filing Date: 07-29-2015 Priority Date: 07-30-2014	N/A	Pending
Flagellin compositions	China	2015800486281 Filing Date: 07-29-2015 Priority Date: 07-30-2014	N/A	Pending
Flagellin compositions	Eurasia	201790273 Filing Date: 07-29-2015 Priority Date: 07-30-2014	N/A	Pending
Flagellin compositions	Europe	15 827 248.4 Filing Date: 07-29-2015 Priority Date: 07-30-2014	N/A	Pending
Flagellin compositions	Hong Kong	17112073.6 Filing Date: 07-29-2015 Priority Date: 07-30-2014	N/A	Pending
Flagellin compositions	Israel	250334 Filing Date: 07-29-2015 Priority Date: 07-30-2014	N/A	Pending
Flagellin compositions	India	201727006743 Filing Date: 07-29-2015 Priority Date: 07-30-2014	N/A	Pending
Flagellin compositions	Japan	2017504354 Filing Date: 07-29-2015 Priority Date: 07-30-2014	N/A	Pending
Flagellin compositions	Korea	10-2017-7005615 Filing Date: 07-29-2015 Priority Date: 07-30-2014	N/A	Pending
Flagellin compositions	Mexico	MX/a/2017/001279 Filing Date: 07-29-2015 Priority Date: 07-30-2014	N/A	Pending
Flagellin compositions	USA	15/329,870 Filing Date: 07-29-2015 Priority Date: 07-30-2014	N/A	Pending
Flagellin compositions	South Africa	2017/01286 Filing Date: 07-29-2015 Priority Date: 07-30-2014	N/A	Pending

Schedule B

Entolimod Vaccine Patents

Title	Jurisdiction	Application Details	Patent Details	Status
Flagellin compositions and uses including effective vaccination	Australia	2015296298 Filing Date: 07-30-2015 Priority Date: 07-30-2014	N/A	Pending
Flagellin compositions and uses including effective vaccination	Canada	2,994,289 Filing Date: 07-30-2015 Priority Date: 07-30-2014	N/A	Pending
Flagellin compositions and uses including effective vaccination	China	2015800528424 Filing Date: 07-30-2015 Priority Date: 07-30-2014	N/A	Pending
Flagellin compositions and uses including effective vaccination	Eurasia	201790294 Filing Date: 07/30/2015 Priority Date: 07-30-2014	N/A	Pending
Flagellin compositions and uses including effective vaccination	Europe	15 827 000.9 Filing Date: 07-30-2015 Priority Date: 07-30-2014	N/A	Pending
Flagellin compositions and uses including effective vaccination	Israel	250331 Filing Date: 07-30-2015 Priority Date: 07-30-2014	N/A	Pending
Flagellin compositions and uses including effective vaccination	Japan	2017504354 Filing Date: 07-30-2015 Priority Date: 07-30-2014	N/A	Pending
Flagellin compositions and uses including effective vaccination	Mexico	MX/a/2017/001406 Filing Date: 07-30-2015 Priority Date: 07-30-2014	N/A	Pending
Flagellin compositions and uses including effective vaccination	USA	15/500,133 Filing Date: 07-30-2015 Priority Date: 07-30-2014	N/A	Pending